March 2, 2023

Steven J. McGarry
c/o SLM Corporation
300 Continental Drive
Newark, DE 19713

Subject: Retention Agreement

Dear Steve:

In recognition of your years of service with SLM Corporation (the "**Company**"), your leadership role as the Company's long-time Chief Financial Officer and your agreement to remain as the Company's Executive Vice President and Chief Financial Officer through February 29, 2024 (the "**Effective Date**"), the Company has agreed to offer you the retention benefits set forth in this letter agreement (this "**Agreement**"). This Agreement sets forth our mutual understanding concerning your retirement as an employee of the Company effective as of the Effective Date.

1. EFFECTIVE DATE AND TERM; DUTIES AND RESPONSIBILITIES

a. Effective Date and Term: Your employment with the Company as its Executive Vice President and Chief Financial Officer will hereby continue in effect through the Effective Date, as of which you hereby resign, effective as of the Effective Date. Your employment with the Company will otherwise terminate in all capacities as of the Effective Date, including from all other officer positions, committee memberships, directorships and other positions that you hold with the Company, Sallie Mae Bank (the "**Bank**") and each of their subsidiaries and affiliates (together with the Company and the Bank, the "**Company Group**"). You agree that you will cooperate with the Company Group in connection with any such resignations. On and after the Effective Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company Group.

b. Duties and Responsibilities: Through and until the Effective Date, you will continue to devote all of your attention and time during working hours to the affairs and business of the Company Group and use your best efforts to perform such duties and responsibilities as are consistent with your position and as shall, from time to time, be reasonably assigned to you by the Chief Executive Officer of the Company or the Board of Directors (the "**Board**") of the Company consistent therewith.

2. COMPENSATION AND BENEFITS

a. Annual base salary: Your annual base salary will be increased to $700,000 effective March 1, 2023, payable in installments in accordance with the Company's payroll procedures in effect from time to time (the "**Base Salary**").

b. Annual bonus: You shall be eligible to participate in the Company's Annual Incentive Plan (the "**AIP**"), on such terms and conditions as set forth in the AIP. For 2023, your target bonus will be equivalent to 150% of your Base Salary (Target bonus opportunity of $1,050,000). Subject to your continued employment through the Effective Date, your annual bonus will be paid in accordance with the terms of the AIP and will be paid at such time as such bonuses under the AIP are paid to other executive officers of the Company; *provided* that you will be eligible to receive your annual bonus as long as you remain employed by the Company through the Effective Date, even if such annual bonus is paid after the Effective Date.

c. Annual Long-Term Incentive Compensation: You are eligible to participate in the Company's 2023 Long-Term Incentive Plan (the "**2023 LTIP**") and the Company's 2024 Long-Term Incentive Plan (the "**2024 LTIP**"), in each case subject to the terms and conditions of the 2023 LTIP and 2024 LTIP, when established. Long-term incentive awards are governed by terms and conditions of the SLM Corporation 2021 Omnibus Incentive Plan and the award agreements issued thereunder. The target value of the equity awards you will receive under the 2023 LTIP will be equal to $1,000,000. The form of long-term incentive awards, which may

include stock options, restricted stock units or performance stock units, or a combination thereof, will be determined by the Compensation Committee of the Board (the "**Committee**").

d. Retention Bonus: Except as set forth below, you will be eligible to receive a cash retention bonus of $1,750,000 if you remain employed by the Company through the Effective Date (the "**Retention Bonus**"). The Retention Bonus will be subject to the following additional terms: (A) the Committee makes a good faith determination that you have (i) adequately performed your duties to the Company through the Effective Date, (ii) you satisfactorily participated in the development of your successor as Chief Financial Officer of the Company and (iii) you reasonably assisted in the transition of your duties and responsibilities to such successor, (B) you execute and deliver to the Company, simultaneously with your execution of this Agreement, a general release of claims, substantially in the form set forth in Exhibit A (the "**Release**"), which is not revoked before it becomes irrevocable, and (C) as of the Effective Date, (x) the Committee determines that you have satisfied those conditions set forth in Sections 2(d)(A) and 2(d)(B), (y) a successor Chief Financial Officer of the Company has assumed that position prior to or on the Effective Date, unless waived by the Board, and (z) you execute and deliver to the Company, on or immediately following the Effective Date, a reaffirmation of the Release (the "**Reaffirmation**") which is not revoked before it becomes irrevocable.

The Retention Bonus will be paid to you within thirty (30) days following the date you execute the Reaffirmation if the Release and such Reaffirmation has not been revoked by you; *provided* that, in the event you do not execute the Reaffirmation within sixty (60) days following the Effective Date (or such later date as approved by the Committee), you will not be eligible to receive the Retention Bonus.

In the event your employment is terminated by the Company other than due to a Termination of Employment For Cause (as such term is defined in the SLM Corporation Amended and Restated Executive Severance Plan for Senior Officers,

effective as of April 1, 2023 (the "**Severance Plan**")), subject to the Committee's determination that you have been complying in good faith with the terms set forth in this Section 2(d), you will be eligible to receive the Retention Bonus.

The Retention Bonus will not be payable to you in the event you voluntarily resign from your employment for any reason prior to the Effective Date, including with respect to your retirement, and you agree that the Retention Bonus is not eligible for any special vesting in connection with your retirement.

e. Benefit Programs: You and your eligible family members are eligible for participation in employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to other senior executives of the Company. Please be aware that nothing in this Agreement shall limit the Company's ability to change, modify, cancel or amend any such policies or plans.

3. TERMINATION OF EMPLOYMENT

a. No Severance. You acknowledge that the resignation of your employment recognized in the Agreement is intended to be a voluntary resignation and you do not qualify to receive severance benefits under the Severance Plan due to such resignation of employment. You further agree that, in the event that you receive the Retention Bonus, either through meeting the conditions set forth in Section 2(d) above or as otherwise determined by the Committee, you waive any right you may have to any payments or benefits set forth in the Severance Plan, and the Retention Bonus is your sole payment in respect of your termination of employment. You agree that you otherwise waive any rights or benefits you may have under the Severance Plan or other severance plan, policy, arrangement or agreement of the Company providing for payments or benefits upon a termination of employment.

b. Treatment of Long-Term Incentive Awards. All of the long-term incentive awards granted to you under the 2023 LTIP and 2024 LTIP, as well as any

long-term incentive awards you have previously received during your employment, shall be treated in accordance with the respective terms and conditions applicable to such awards as set forth in the applicable award agreements.

c. Continued Employment. If the Company appoints a new Chief Financial Officer prior to the Effective Date (the "**Appointment Date**"), then, subject to your continued compliance with the obligations set forth in this Agreement, you agree that you will resign as the Chief Financial Officer as of the Appointment Date. You will remain an employee of the Company, and continue to receive your existing compensation and benefits, through the Effective Date. You acknowledge and agree that the appointment of a new Chief Financial Officer, and your subsequent resignation as Chief Financial Officer on the Appointment Date, will not constitute a Termination of Employment under the Severance Plan and you will not be eligible to receive any severance payments or benefits under any severance policy, plan, arrangement or agreement.

4. Any amounts you receive with respect to the Retention Bonus, AIP, 2023 LTIP and 2024 LTIP shall be subject to adjustment, recoupment or clawback as may be required by applicable law or listing standards or as set forth in any compensation adjustment, recoupment or clawback policy of the Company as may be in effect at such time, including, without limitation, the Company's Incentive Compensation Adjustment Policy.

5. RESTRICTIVE COVENANTS

You are subject to existing restrictions with respect to confidentiality, noncompetition or nonsolicitation, including those set forth in your agreement relating to Confidential, Intellectual Property and Non-Solicitation, and you may enter into future agreements following the date of this Agreement relating to restrictive covenants. Such restrictive covenants shall remain in full force and effect throughout the term of this Agreement and, by your execution of this Agreement, you hereby reaffirm and ratify such restrictions, and acknowledge that, in the event you violate such restrictive covenants, the Company may require your repayment of the Retention Bonus.

300 Continental Dr., Newark, DE 19713

Further, you agree to that you are subject to such restrictive covenants set forth in the Release, and will continue to be bound by such restrictive covenants following the Effective Date and acknowledge that, in the event you violate such restrictive covenants, the Company may require your repayment of the Retention Bonus.

You acknowledge and agree that, with respect to any post-employment restrictive covenants, including with respect to non-competition and non-solicitation, and including those set forth in the Release, such post-employment restricted period shall begin on the Effective Date regardless of whether your employment is terminated for any reason terminates prior to the Effective Date.

6. MISCELLANEOUS

a. Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) registered or certified mail, return receipt requested, postage prepaid, or (iii) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Nicolas Jafarieh
Executive Vice President and Chief
Legal, Government Affairs, and
Communications Officer
SLM Corporation
300 Continental Drive
Newark, DE 19713

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

b. Assignment of this Agreement. This Agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company may assign this Agreement, without your consent, to any

successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this Agreement is so assigned, the "Company" as used throughout this Agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid. In the event of your death, all amounts and benefits then payable or otherwise due to you will be paid or provided to your estate, except to the extent you have appointed a beneficiary in writing pursuant to the terms of any particular plan, policy or arrangement.

c. Merger of Terms. Except as expressly provided herein, this Agreement supersedes all prior discussions and agreements between you and the Company or any member of the Company Group with respect to the subject matters covered herein.

d. Governing Law; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. This Agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of the Company.

e. Dispute Resolution. You agree to resolve any disputes you may have through final and binding arbitration. You are agreeing to arbitrate any dispute about the validity of this Agreement or any discrimination claim, which means that an Arbitrator and not a court of law will decide issues of arbitrability and of liability with respect to any claim you may bring; *provided, however*, that either party may pursue a temporary restraining order and/or preliminary injunctive relief, with expedited discovery where necessary, in a court of competent jurisdiction to protect common law or contractual trade secret or confidential information rights and to enforce the post-employment restrictions in Section 5. You also agree to resolve through final and binding arbitration any disputes you have with the Company, its affiliates, or any current or former officers, employees or directors

who elects to arbitrate those disputes under this subsection. Arbitrations shall be conducted by JAMS (also known as Judicial Arbitration & Mediation Services) in accordance with its employment dispute resolution rules. This agreement to arbitrate does not apply to government agency proceedings, but does apply to any lawsuit you might bring, including but not limited to any lawsuit related to a government agency proceeding. **BY AGREEING TO THIS AGREEMENT, YOU UNDERSTAND THAT YOU ARE WAIVING YOUR RIGHT TO A JURY TRIAL.**

f. Severability; Captions. In the event that any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this Agreement are not part of the provisions of this Agreement and will have no force or effect.

g. Section 409A. The provisions of this subparagraph will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended ("**Section 409A**"). Section 409A applies to nonqualified deferred compensation which exists if an individual has a "legally binding right" to compensation that is or may be payable in a later year. In furtherance of the objective of this subparagraph, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this Agreement in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This subparagraph 5(g) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this Agreement.

Furthermore and notwithstanding any provision of this Agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a "specified employee" (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.

h. Withholding Requirements. All amounts paid or provided to you under this Agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

i. Survival. The provisions of Sections 3, 4 and 5 shall survive the expiration of the term of this Agreement and the termination of your employment.

Please acknowledge your agreement with the terms of this Agreement by signing and dating the enclosed copy and returning it to me on or before March 23, 2023.

Sincerely,

[signature] Date: 3/2/23

Jon Witter
Chief Executive Officer

Agreed and Signed by:

[signature] Date: 3/2/23

Steven J. McGarry